EXHIBIT 99.1

AMERICAN PACIFIC – News Release

Contact: Dana M. Kelley – (702) 735-2200

E-mail: InvestorRelations@apfc.com

Website: www.apfc.com

AMERICAN PACIFIC REPORTS FISCAL 2011

THIRD QUARTER RESULTS

LAS VEGAS, NEVADA, August 11, 2011 – American Pacific Corporation (NASDAQ: APFC) today reported financial results for its fiscal 2011 third quarter ended June 30, 2011.

We provide non-GAAP measures as a supplement to financial results based on GAAP. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures is included in the accompanying supplemental data.

FINANCIAL SUMMARY

Quarter Ended June 30, 2011 Compared to Quarter Ended June 30, 2010

•	Revenues increased $14.7 million to $51.9 million from $37.2 million.

•	Operating loss was $4.3 million, including an environmental remediation charge of $6.0 million, compared to an operating loss of $3.6 million.

•	Adjusted EBITDA was $5.5 million compared to $0.0 million.

•	Net loss was $6.2 million, including an after-tax environmental remediation charge of $3.6 million, compared to a net loss of $4.6 million.

•	Diluted loss per share was $0.82, including an environmental remediation charge of $0.48 per share, compared to diluted loss per share of $0.61.

Nine Months Ended June 30, 2011 Compared to Nine Months Ended June 30, 2010

•	Revenues decreased $1.7 million to $129.0 million from $130.7 million.

•	Operating loss was $7.8 million, including an environmental remediation charge of $6.0 million, compared to operating income of $2.0 million.

•	Adjusted EBITDA was $10.0 million compared to $14.0 million.

•	Net loss was $11.0 million, including an after-tax remediation charge of $3.6 million, compared to a net loss of $4.9 million.

•	Diluted loss per share was $1.46, including an after-tax remediation charge of $0.48 per share, compared to a diluted loss per share of $0.65.

CONSOLIDATED RESULTS OF OPERATIONS

Revenues – For the third quarter of the year ending September 30, 2011 (“Fiscal 2011”), revenues increased 39% to $51.9 million as compared to the third quarter of the year ended September 30, 2010 (“Fiscal 2010”), reflecting increases of 55%, 34%, and 17% in Fine Chemicals segment, Specialty Chemicals segment and Aerospace Equipment segment revenues, respectively. For the nine months ended June 30, 2011, revenues decreased 1% to $129.0 million as compared to the nine months ended June 30, 2010, reflecting decreases of 4%, 12% and 73% in Fine Chemicals segment, Specialty Chemicals segment and Other Businesses segment revenues, respectively, offset by an increase of 32% in Aerospace Equipment segment revenues.

See further discussion under Segment Highlights.

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Page 1 of Exhibit 99.1

Cost of Revenues and Gross Margins – Fiscal 2011 third quarter cost of revenues was $40.4 million compared to $28.9 million for the prior fiscal year third quarter. The consolidated gross margin percentage was 22% for each of our Fiscal 2011 and Fiscal 2010 third quarters. For the Fiscal 2011 nine-month period, cost of revenues was $100.6 million compared to $93.1 million for the prior fiscal year nine-month period. The consolidated gross margin percentage was 22% and 29% for our Fiscal 2011 and Fiscal 2010 nine-month periods, respectively.

One of the most significant factors that affects, and should continue to affect, the comparison of our consolidated gross margins from period to period is the change in revenue mix among our segments. The revenue contribution by each of our segments is indicated in the following table.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Fine Chemicals	59%	54%	47%	48%
Specialty Chemicals	21%	22%	24%	27%
Aerospace Equipment	20%	23%	28%	21%
Other Businesses	0%*	1%	1%	4%

Total Revenues	100%	100%	100%	100%

*	less than 1%

In addition, consolidated gross margins for our Fiscal 2011 periods reflect:

•	Reductions in Fine Chemicals segment gross margin as a percentage of revenues.

•	Lower Grade I ammonium perchlorate (“AP”) volumes for the Specialty Chemicals segment.

•	Improved Aerospace Equipment segment performance.

See further discussion of these factors under the heading Segment Highlights.

Operating Expenses – For our Fiscal 2011 nine-month period, operating expenses decreased $2.6 million to $33.1 million from $35.7 million for the prior fiscal year nine-month period as a result of our company-wide cost savings initiatives.

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Corporate operating expenses were reduced by approximately $1.2 million. Cost reduction activities generated savings of approximately $1.7 million which were offset somewhat by increases in board of directors and other strategic expenses.

•	Fine Chemicals segment operating expenses were reduced by approximately $0.5 million, reflecting property tax and insurance savings.

•	Specialty Chemicals segment operating expense-reductions of approximately $0.6 million reflect lower personnel costs.

•	Aerospace Equipment segment operating expenses reflect an approximately $0.4 million reduction in intangible amortization expense.

For our Fiscal 2011 third quarter, operating expenses decreased $2.1 million to $9.8 million from $11.9 million for the prior fiscal year third quarter. The quarterly variance is largely due to the timing of the above-mentioned cost reductions.

Environmental Remediation Charges – During the fiscal year ended September 30, 2009 (“Fiscal 2009”), we expanded the planned scope of our remediation efforts in Henderson, Nevada to include installation of additional groundwater extraction wells, construction of a pipeline to move extracted groundwater to our treatment facility, and the addition of above-ground ex situ bioremediation treatment equipment (the “Expansion Project”). Through June 2011, and in cooperation with the Nevada Division of Environmental Protection, we worked to develop the formal design, engineering and permitting of the Expansion Project. Based on data obtained to date, which is largely comprised of firm quotations, we determined that significant modifications to our Fiscal 2009 assumptions are required. As a result, in

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Page 2 of Exhibit 99.1

June 2011, we accrued an additional $6.0 million for estimated increase in cost of the capital component of the Expansion Project, offset slightly by reductions in operating and maintenance (“O&M”) cost estimates. The estimated capital costs of the Expansion Project increased by approximately $6.4 million. The increase reflects (i) an increase in the capacity of the above-ground treatment equipment to accommodate technical requirements based on the testing of new extraction wells in the fall of 2010, and (ii) higher than initially anticipated cost associated with the installation of the equipment and construction of the pipeline. Our estimate of total O&M costs was reduced by approximately $0.4 million. This change in estimate reflects (i) a reduction in the estimated life of the project by four years, offset by (ii) an increase in the estimated annual O&M cost to approximately $1.9 million per year once the Expansion Project is placed in service. We anticipate that the Expansion Project will be placed in service during the spring of 2012. Due to uncertainties inherent in making estimates, our estimates of capital and O&M costs may later require significant revision as new facts become available and circumstances change.

Including this $6.0 million increase in our accruals, our total estimated cost of the Henderson, Nevada remediation activities is $45.7 million, of which, $19.0 million was spent from September 2005 through June 2011. We anticipate that the project will take at least eight years to complete.

Other Operating Gains – In our Fiscal 2011 nine-month period, our Fine Chemicals segment reported other operating gains that resulted from the resolution of gain contingencies. See further discussion under the heading Segment Highlights.

SEGMENT HIGHLIGHTS

Fine Chemicals Segment

Our Fine Chemicals segment reflects the operating results of our wholly-owned subsidiaries Ampac Fine Chemicals LLC and AMPAC Fine Chemicals Texas, LLC (collectively, “AFC”).

Quarter Ended June 30, 2011 Compared to Quarter Ended June 30, 2010

•	Revenues increased 55% to $30.8 million compared to $20.0 million.

•	Operating loss was $0.5 million compared to $2.5 million.

•	Segment EBITDA was $2.7 million compared to $0.7 million.

Nine Months Ended June 30, 2011 Compared to Nine Months Ended June 30, 2010

•	Revenues were $60.8 million compared to $63.1 million.

•	Operating loss was $4.9 million compared to $0.7 million.

•	Segment EBITDA was $4.5 million compared to Segment EBITDA of $9.0 million.

Fine Chemicals segment revenues increased substantially in the Fiscal 2011 third quarter as compared to the Fiscal 2010 third quarter reflecting increases in revenues from core products in each of our key therapeutic areas. In particular, revenues from anti-viral products increased 139% as we began substantial deliveries under a recently renewed three-year supply agreement for a key core product.

For the Fiscal 2011 nine-month period as compared to the Fiscal 2010 nine month period, Fine Chemicals revenues declined slightly. The significant lag in anti-viral product revenues during the first six months of Fiscal 2011 is the primary contributor to the decline. The 58% decline in anti-viral product revenues for the Fiscal 2011 nine-month period was substantially offset by proportionate increases in revenues from our oncology and development products. The increase in oncology revenues is largely due to timing shifts from Fiscal 2010 into the Fiscal 2011 nine-month period, driven by customer inventory levels and production line availability. Revenues from development products continue to become an increasing component of Fine Chemicals segment revenues. Growth in this area has resulted from an intensified focus on core technologies and diversification of products and customers.

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The Fine Chemicals segment reported an operating loss of $4.9 million for the Fiscal 2011 nine-month period as compared to the Fiscal 2010 nine-month period due to a twelve point decline in gross margin as a percentage of segment revenues. Several factors have contributed to the decline in the gross margin percentage, including:

•

Customer pricing on a significant core product was based on targeted production throughput and efficiencies. These targets have not yet been achieved and as a consequence this product is incurring a loss and, because of its size, negatively affecting overall segment performance. We anticipate that it will take at least another quarter for this situation to improve.

•

During the first six months of Fiscal 2011, low capacity utilization resulted in reduced absorption of fixed manufacturing overhead costs and a corresponding reduction in gross margin. The low utilization was largely due to the lag in production of our core anti-viral product and downtime associated with facility maintenance and upgrades.

For the Fiscal 2011 third quarter, the Fine Chemicals segment reported an operating loss of $0.5 million compared to $2.5 million in the prior fiscal year third quarter. Gross margin as a percentage of segment revenues, for the Fiscal 2011 third quarter as compared to the Fiscal 2010 third quarter, improved by three points but has not yet reached targeted levels.

Fine Chemicals segment general and administrative expenses have decreased by approximately $0.5 million for the Fiscal 2011 nine-month period as compared to the prior fiscal year nine-month period, with the most savings from reductions in property taxes and insurance.

The Fine Chemicals segment operating losses for the Fiscal 2011 nine-month period includes other operating gains of $2.9 million that resulted from the resolution of gain contingencies. The total reported gain of $2.9 million is comprised of the following two matters.

We made a series of filings with the County of Sacramento, California, to appeal the assessed values in prior years of our real and personal property located at our Fine Chemicals segment’s Rancho Cordova, California facility. During the nine-month period ended June 30, 2011, we received $2.7 million for cash property tax refunds resulting from our appeals and the related favorable reassessment of historical property values.

Our Fine Chemicals segment is undertaking several mandatory capital projects. Certain of the capital activities are complete and others are anticipated to be completed during the calendar year 2011. In connection with these projects, our Fine Chemicals segment held, and continues to hold, negotiations with the former owner of the facilities. During the nine-month period ended June 30, 2011, we received from the former owner cash consideration in the amount of $0.2 million for a limited release of liability of the former owner with respect to one of the completed projects.

Specialty Chemicals Segment

Our Specialty Chemicals segment revenues include the operating results from our perchlorate, sodium azide and Halotron product lines, with our perchlorate product lines comprising 82% and 87% of Specialty Chemicals segment revenues in the Fiscal 2011 and Fiscal 2010 nine-month periods, respectively.

Quarter Ended June 30, 2011 Compared to Quarter Ended June 30, 2010

•	Revenues increased to $10.9 million from $8.2 million.

•	Operating income was $4.8 million, or 44% of segment revenues, compared to $2.8 million, or 34% of segment revenues.

•	Segment EBITDA was $5.0 million, or 46% of segment revenues, compared to $2.8 million, or 34% of segment revenues.

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Nine Months Ended June 30, 2011 Compared to Nine Months Ended June 30, 2010

•	Revenues decreased to $30.8 million from $35.1 million.

•	Operating income was $11.9 million, or 39% of segment revenues, compared to $15.1 million, or 43% of segment revenues.

•	Segment EBITDA was $12.4 million, or 40% of segment revenues, compared to $15.7 million, or 45% of segment revenues.

The variance in Specialty Chemicals segment revenues reflects the following factors:

•	A 60% increase in perchlorate volume and a 15% decrease in the related average price per pound for the Fiscal 2011 third quarter compared to the prior fiscal year third quarter.

•	A 12% decrease in perchlorate volume and a 6% decrease in the related average price per pound for the Fiscal 2011 nine-month period compared to the prior fiscal year nine-month period.

•	Sodium azide revenues increased by $0.5 million for the Fiscal 2011 third quarter and $0.7 million for the Fiscal 2011 nine-month period.

•	Halotron revenues decreased $0.1 million for the Fiscal 2011 third quarter and increased $0.1 million for the Fiscal 2011 nine-month period.

The decrease in total perchlorate volume for the Fiscal 2011 nine-month period is primarily due to limited demand for Grade I AP for usage on space programs. Tactical and strategic missile program demand continues to be stable and accounts for the largest component of Grade I AP volume in the Fiscal 2011 periods. The Ares program was the largest component of volume in the Fiscal 2010 periods. The decline in Grade I AP demand is offset by an increase in volume for our other perchlorate products, which was approximately 44% higher in the Fiscal 2011 nine-month period than in the comparable Fiscal 2010 period.

The increase in perchlorate volume for the Fiscal 2011 third quarter was due to a 131% increase in sales volume of our non-Grade I AP products.

The decrease in the average price per pound of perchlorates between the Fiscal 2011 and Fiscal 2010 periods reflects two offsetting factors.

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Revenues from our other lower-value perchlorate products, such as sodium perchlorate and potassium perchlorate, accounted for a substantially greater percentage of all perchlorate product volume in the Fiscal 2011 periods. This has the effect of reducing the average unit price for perchlorates.

•

The decrease was partially offset by an increase in the average price per pound of Grade I AP which increased approximately proportionate and inverse to the decrease in Grade I AP volume consistent with the contractual Grade I AP price-volume matrix, under which price and volume move inversely, and comparable catalog pricing.

Specialty Chemicals segment gross margin as a percentage of segment revenues for the Fiscal 2011 third quarter and nine-month period declined one point and four points, respectively, each compared to the Fiscal 2010 periods. The primary reason for the declines in gross margin is the reduction in Grade I AP volume in the Fiscal 2011 periods and the corresponding effects of the volume decline on profits. These effects include increases in manufacturing cost per pound from reduced absorption of fixed manufacturing overhead. Operating expenses for this segment decreased by approximately $0.6 million for the Fiscal 2011 nine-month period due to reductions in general and administrative personnel costs.

Aerospace Equipment Segment

Our Aerospace Equipment segment reflects the operating results of our wholly-owned subsidiary Ampac-ISP Corp. and its wholly-owned subsidiaries.

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Quarter Ended June 30, 2011 Compared to Quarter Ended June 30, 2010

•	Revenues increased 17% to $10.1 million compared to revenues of $8.6 million.

•	Operating income was $0.7 million compared to an operating loss of $0.1 million.

•	Segment EBITDA was $1.0 million compared to $0.3 million.

Nine Months Ended June 30, 2011 Compared to Nine Months Ended June 30, 2010

•	Revenues increased 32% to $35.9 million compared to revenues of $27.1 million.

•	Operating income was $2.8 million compared to an operating loss of $0.5 million.

•	Segment EBITDA was $3.6 million compared to $0.8 million.

Revenue growth of 17% and 32% for the Aerospace Equipment segment during the Fiscal 2011 third quarter and nine-month period, respectively, as compared to the prior fiscal year periods, was generated primarily by increases in revenues from space propulsion systems contracts from the segment’s U.S. operations, which continue to be successful in penetrating this market. Increases in revenues from in-space propulsion engines also contributed to the revenue growth in the Fiscal 2011 periods.

The Aerospace Equipment segment operating performance improvement for the Fiscal 2011 periods is attributed to two factors. First, the gross margin percentage as a percentage of segment revenues for the Fiscal 2011 nine-month period improved three points compared to the Fiscal 2010 nine-month period primarily due to process improvement actions implemented for space propulsion systems contracts. Second, business volume and the gross margin contribution have increased, while general and administrative expenses have declined slightly. Consequently, operating margins have improved. The decrease in general and administrative expenses resulted from lower intangible amortization expense.

CAPITAL AND LIQUIDITY HIGHLIGHTS

Liquidity – As of June 30, 2011, we had cash balances of $23.8 million and no borrowings against our asset based lending credit facility.

Operating Cash Flows – Operating activities provided cash of $10.8 million for the Fiscal 2011 nine-month period compared to $23.0 million for the prior fiscal year nine-month period, a decrease of $12.2 million.

Significant components of the change in cash flow from operating activities include:

•	A decrease in cash provided by Adjusted EBITDA of $4.0 million.

•	A decrease in cash provided by working capital accounts of $5.3 million, excluding the effects of interest and income taxes.

•	An increase in cash income taxes refunded of $1.7 million.

•	A decrease in cash interest payments of $0.4 million.

•	An increase in cash used for environmental remediation of $1.7 million.

•	An increase in cash used to fund pension obligations of $2.4 million.

•	Other decreases in cash provided by operating activities of $0.9 million.

Cash provided by working capital during the Fiscal 2011 nine-month period decreased due to additional working capital requirements for growth in inventory levels and Aerospace Equipment segment systems contracts.

We consider the working capital changes to be routine and within the normal production cycle of our products. The production of most fine chemical products requires a length of time that exceeds one quarter. In addition, the timing of Aerospace Equipment segment revenues recognized under the percentage-of-completion method differs from the timing of the related billings to customers. Therefore, in any given quarter, accounts receivable, work-in-progress inventory or deferred revenues and customer deposits can increase or decrease significantly. We expect that our working capital may vary normally by as much as $10.0 million from quarter to quarter.

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The increase in cash income taxes refunded is a result of federal income tax carryback claims that were filed and collected in the Fiscal 2011 first quarter.

The increase in cash used for environmental remediation relates to expenditures for the above-mentioned Expansion Project.

Cash used to fund pension obligations increased because the return on pension plan assets alone was not sufficient to maintain the minimum funding requirements.

Investing Cash Flows – Capital expenditures of $10.2 million for the Fiscal 2011 nine-month period reflect an increase of $2.8 million from capital expenditures of $7.4 million in the Fiscal 2010 nine-month period. The increase in capital expenditures relates to our Fine Chemicals segment, and in particular, to additional equipment to support a new three-year core product agreement for the supply of anti-viral products and facilities improvements to enhance quality compliance.

Financing Cash Flows – Cash used for financing activities for the Fiscal 2011 nine-month period relates primarily to costs associated with establishing our asset based lending facility in January 2011. Cash used for financing activities for the Fiscal 2010 nine-month period relates to our repurchase and cancellation of $5.0 million in principal amount of our senior notes.

OUTLOOK

We are reaffirming our Fiscal 2011 guidance for consolidated revenues and Adjusted EBITDA. We expect consolidated revenues of at least $195.0 million and Adjusted EBITDA of at least $29.0 million. We are anticipating our capital expenditures, which do not include environmental remediation spending, for Fiscal 2011 to be approximately $16.0 million.

Our Fiscal 2011 guidance for Adjusted EBITDA is computed by adding estimated amounts for depreciation and amortization of $15.0 million, interest expense of $10.0 million, share-based compensation expense and other items of $1.0 million, environmental remediation charges of $6.0 million and income taxes benefits of $1.0 million to estimated net loss of $2.0 million.

INVESTOR TELECONFERENCE

We invite you to participate in a teleconference with our executive management covering our Fiscal 2011 third quarter financial results. The investor teleconference will be held Thursday, August 11, 2011 at 1:30 p.m., Pacific Daylight Time. The teleconference will include a presentation by management followed by a question and answer session. The teleconference can be accessed by dialing 800-573-4754 between 1:15 and 1:30 p.m., Pacific Daylight Time. Please reference passcode #59416092. As is our customary practice, a live webcast of the teleconference is being provided by Thomson Reuters. Links to the webcast and the earnings release are available in the Investors section of our website at www.apfc.com, and will be available for replay until a few days before our next quarterly investor teleconference.

RISK FACTORS/FORWARD-LOOKING STATEMENTS

The unaudited financial results included in this release are preliminary. Statements contained in this earnings release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including without limitation the statement regarding one of the significant factors that will affect comparisons of our consolidated gross margins in the future, the statements regarding our estimates and expectations regarding anticipated costs and timing in the short and long term for environmental remediation in connection with our former Henderson, Nevada site, the statement regarding our expectations with respect to revenues from development products, the statement

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regarding the timing of improvements on production throughput and efficiencies on a significant core product of our Fine Chemicals segment, the statement regarding our anticipated capital activities for calendar year 2011, statements regarding our working capital changes and future variations, and statements in the “Outlook” section of this earnings release. Words such as “expect”, “anticipate”, “should”, “continue” and similar expressions are intended to identify forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our expectations will be achieved. Actual results may differ materially from future results or outcomes expressed or implied by forward-looking statements set forth in the release due to risks, uncertainties and other important factors inherent in our business. Factors that might cause actual results to differ include, but are not limited to, the actual placement, timing and delivery of orders for new and/or existing products as well as the following:

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We depend on a limited number of customers for most of our sales in our Specialty Chemicals, Aerospace Equipment and Fine Chemicals segments and the loss of one or more of these customers could have a material adverse effect on our financial position, results of operations and cash flows.

•	The inherent limitations of our fixed-price or similar contracts may impact our profitability.

•

The numerous and often complex laws and regulations and regulatory oversight to which our operations and properties are subject, the cost of compliance, and the effect of any failure to comply could reduce our profitability and liquidity.

•

A significant portion of our business depends on contracts with the government or its prime contractors or subcontractors and these contracts are impacted by governmental priorities and are subject to potential fluctuations in funding or early termination, including for convenience, any of which could have a material adverse effect on our operating results, financial condition or cash flows.

•	We may be subject to potentially material costs and liabilities in connection with environmental or health matters.

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Although we have established an environmental reserve for remediation activities in Henderson, Nevada, given the many uncertainties involved in assessing environmental liabilities, our environmental-related risks may from time to time exceed any related reserves.

•

For each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments, most production is conducted in a single facility and any significant disruption or delay at a particular facility could have a material adverse effect on our business, financial position and results of operations.

•	The release or explosion of dangerous materials used in our business could disrupt our operations and cause us to incur additional costs and liabilities.

•	Disruptions in the supply of key raw materials and difficulties in the supplier qualification process, as well as increases in prices of raw materials, could adversely impact our operations.

•

Each of our Specialty Chemicals, Fine Chemicals and Aerospace Equipment segments may be unable to comply with customer specifications and manufacturing instructions or may experience delays or other problems with existing or new products, which could result in increased costs, losses of sales and potential breach of customer contracts.

•

Successful commercialization of pharmaceutical products and product line extensions is very difficult and subject to many uncertainties. If a customer is not able to successfully commercialize its products for which AFC produces compounds or if a product is subsequently recalled, then the operating results of AFC may be negatively impacted.

•

A strike or other work stoppage, or the inability to renew collective bargaining agreements on favorable terms, could have a material adverse effect on the cost structure and operational capabilities of AFC.

•

The pharmaceutical fine chemicals industry is a capital-intensive industry and if AFC does not have sufficient financial resources to finance the necessary capital expenditures, its business and results of operations may be harmed.

•	We may be subject to potential liability claims for our products or services that could affect our earnings and financial condition and harm our reputation.

•	Technology innovations in the markets that we serve may create alternatives to our products and result in reduced sales.

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•	We are subject to strong competition in certain industries in which we participate and therefore may not be able to compete successfully.

•	Due to the nature of our business, our sales levels may fluctuate causing our quarterly operating results to fluctuate.

•	The inherent volatility of the chemical industry affects our capacity utilization and causes fluctuations in our results of operations.

•	A loss of key personnel or highly skilled employees, or the inability to attract and retain such personnel, could disrupt our operations or impede our growth.

•

We may continue to expand our operations through acquisitions, but the acquisitions could divert management’s attention and expose us to unanticipated liabilities and costs. We may experience difficulties integrating the acquired operations, and we may incur costs relating to acquisitions that are never consummated.

•	We have a substantial amount of debt, and the cost of servicing that debt could adversely affect our ability to take actions, our liquidity or our financial condition.

•

We are obligated to comply with various ongoing covenants in our debt, which could restrict our operations, and if we should fail to satisfy any of these covenants, the payment under our debt could be accelerated, which would negatively impact our liquidity.

•

Significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our estimates of pension obligations, which in turn could affect future funding requirements and related costs and impact our future earnings.

•

Our suspended shareholder rights plan, Restated Certificate of Incorporation, as amended, and Amended and Restated By-laws discourage unsolicited takeover proposals and could prevent stockholders from realizing a premium on their common stock.

•	Our proprietary and intellectual property rights may be violated, compromised, circumvented or invalidated, which could damage our operations.

•	Our common stock price may fluctuate substantially, and a stockholder’s investment could decline in value.

Readers of this earnings release are referred to our Annual Report on Form 10-K for Fiscal 2010, our Quarterly Report on Form 10-Q for the quarters ended March 31, 2011 and December 31, 2010 and our other filings with the Securities and Exchange Commission for further discussion of these and other factors that could affect our future results. The forward-looking statements contained in this earnings release are made as of the date hereof, and we assume no obligation to update for actual results or to update the reasons why actual results could differ materially from those projected in the forward-looking statements, except as required by law. In addition, the operating results for the quarter and nine months ended June 30, 2011 and cash flows for the nine months ended June 30, 2011 are not necessarily indicative of the results that will be achieved for future periods.

ABOUT AMERICAN PACIFIC CORPORATION

American Pacific Corporation (AMPAC) is a leading custom manufacturer of fine chemicals, specialty chemicals and propulsion products within its focused markets. We supply active pharmaceutical ingredients and advanced intermediates to the pharmaceutical industry. For the aerospace and defense industry we provide specialty chemicals used in solid rocket motors for space launch and military missiles. AMPAC also designs and manufactures liquid propulsion systems, valves and structures for space and missile defense applications. We produce clean agent chemicals for the fire protection industry, as well as electro-chemical equipment for the water treatment industry. Our products are designed to meet customer specifications and often must meet certain governmental and regulatory approvals. Additional information about us can be obtained by visiting our web site at www.apfc.com.

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AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Operations

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Revenues	$51,917	$37,247	$128,955	$130,706
Cost of Revenues	40,376	28,920	100,631	93,054

Gross Profit	11,541	8,327	28,324	37,652
Operating Expenses	9,811	11,946	33,054	35,697
Environmental Remediation Charges	6,000	—	6,000	—
Other Operating Gains	—	—	2,929	—

Operating Income (Loss)	(4,270)	(3,619)	(7,801)	1,955
Interest Income and Other (Expense), Net	63	(291)	435	(559)
Interest Expense	2,642	2,671	7,927	8,102

Loss before Income Tax	(6,849)	(6,581)	(15,293)	(6,706)
Income Tax Benefit	(685)	(2,008)	(4,297)	(1,809)

Net Loss	$(6,164)	$(4,573)	$(10,996)	$(4,897)

Loss per Share:
Basic	$(0.82)	$(0.61)	$(1.46)	$(0.65)
Diluted	$(0.82)	$(0.61)	$(1.46)	$(0.65)
Weighted Average Shares Outstanding:
Basic	7,525,000	7,491,000	7,514,000	7,489,000
Diluted	7,525,000	7,491,000	7,514,000	7,489,000

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AMERICAN PACIFIC CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited, Dollars in Thousands, Except per Share Amounts)

	June 30, 2011	September 30, 2010
ASSETS
Current Assets:
Cash and Cash Equivalents	$23,773	$23,985
Accounts Receivable, Net	43,056	51,900
Inventories	43,727	36,126
Prepaid Expenses and Other Assets	5,272	1,542
Income Taxes Receivable	4,968	2,802
Deferred Income Taxes	10,672	10,672

Total Current Assets	131,468	127,027
Property, Plant and Equipment, Net	113,905	113,873
Intangible Assets, Net	684	1,420
Goodwill	3,101	2,933
Deferred Income Taxes	20,251	20,254
Other Assets	10,290	10,236

TOTAL ASSETS	$279,699	$275,743

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts Payable	$12,199	$9,197
Accrued Liabilities	5,044	8,062
Accrued Interest	3,952	1,575
Employee Related Liabilities	7,216	6,472
Income Taxes Payable	239	193
Deferred Revenues and Customer Deposits	28,204	18,769
Current Portion of Environmental Remediation Reserves	13,137	8,694
Current Portion of Long-Term Debt	75	70

Total Current Liabilities	70,066	53,032
Long-Term Debt	105,049	105,102
Environmental Remediation Reserves	13,522	15,176
Pension Obligations	36,215	37,161
Other Long-Term Liabilities	1,632	1,615

Total Liabilities	226,484	212,086

Commitments and Contingencies
Shareholders’ Equity:
Preferred Stock—$1.00 par value; 3,000,000 authorized; none outstanding	—	—
Common Stock—$0.10 par value; 20,000,000 shares authorized, 7,559,591 and 7,543,091 issued and outstanding	756	754
Capital in Excess of Par Value	73,405	73,091
Retained Earnings (Accumulated Deficit)	(4,276)	6,720
Accumulated Other Comprehensive Loss	(16,670)	(16,908)

Total Shareholders’ Equity	53,215	63,657

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$279,699	$275,743

– more –

Page 11 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited, Dollars in Thousands)

	Nine Months Ended June 30,
	2011	2010
Cash Flows from Operating Activities:
Net Loss	$(10,996)	$(4,897)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities:
Depreciation and amortization	11,080	11,980
Non-cash interest expense	653	472
Share-based compensation	250	635
Deferred income taxes	(19)	136
Loss on disposal of assets	5	12
Changes in operating assets and liabilities:
Accounts receivable, net	8,936	12,917
Inventories	(7,150)	711
Prepaid expenses and other current assets	(2,852)	(127)
Accounts payable	2,488	756
Income taxes	(2,115)	(1,125)
Accrued liabilities	(3,027)	(624)
Accrued interest	2,377	2,288
Employee related liabilities	729	(305)
Deferred revenues and customer deposits	9,425	539
Environmental remediation reserves	2,789	(1,528)
Pension obligations, net	(946)	1,451
Other	(856)	(280)

Net Cash Provided by Operating Activities	10,771	23,011

Cash Flows from Investing Activities:
Capital expenditures	(10,195)	(7,392)
Other investing activities	—	10

Net Cash Used by Investing Activities	(10,195)	(7,382)

Cash Flows from Financing Activities:
Payments of long-term debt	(52)	(5,048)
Debt issuance costs	(878)	—
Issuances of common stock	81	11

Net Cash Used by Financing Activities	(849)	(5,037)

Effect of Changes in Currency Exchange Rates on Cash	61	(112)

Net Change in Cash and Cash Equivalents	(212)	10,480
Cash and Cash Equivalents, Beginning of Period	23,985	21,681

Cash and Cash Equivalents, End of Period	$23,773	$32,161

– more –

Page 12 of Exhibit 99.1

AMERICAN PACIFIC CORPORATION

Supplemental Data

(Unaudited, Dollars in Thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2011	2010	2011	2010
Operating Segment Data:
Revenues:
Fine Chemicals	$30,838	$19,951	$60,792	$63,128
Specialty Chemicals	10,931	8,168	30,800	35,057
Aerospace Equipment	10,105	8,647	35,929	27,140
Other Businesses	43	481	1,434	5,381

Total Revenues	$51,917	$37,247	$128,955	$130,706

Segment Operating Income (Loss):
Fine Chemicals	$(452)	$(2,458)	$(4,923)	$(698)
Specialty Chemicals	4,849	2,796	11,948	15,140
Aerospace Equipment	699	(120)	2,784	(457)
Other Businesses	(539)	(286)	(1,041)	(234)

Total Segment Operating Income (Loss)	4,557	(68)	8,768	13,751
Corporate Expenses	(2,827)	(3,551)	(10,569)	(11,796)
Environmental Remediation Charge	(6,000)	—	(6,000)	—

Operating Income (Loss)	$(4,270)	$(3,619)	$(7,801)	$1,955

Depreciation and Amortization:
Fine Chemicals	$3,114	3,200	$9,391	9,722
Specialty Chemicals	146	14	495	591
Aerospace Equipment	300	424	845	1,239
Other Businesses	4	4	13	12
Corporate	105	162	336	416

Total Depreciation and Amortization	$3,669	$3,804	$11,080	$11,980

Segment EBITDA (a):
Fine Chemicals	$2,662	$742	$4,468	$9,024
Specialty Chemicals	4,995	2,810	12,443	15,731
Aerospace Equipment	999	304	3,629	782
Other Businesses	(535)	(282)	(1,028)	(222)

Total Segment EBITDA	8,121	3,574	19,512	25,315
Less: Corporate Expenses, Excluding Depreciation	(2,722)	(3,389)	(10,233)	(11,380)
Plus: Share-based Compensation	52	146	250	635
Plus: Interest Income and Other (Expense), Net	63	(291)	435	(559)

Adjusted EBITDA (b)	$5,514	$40	$9,964	$14,011

Reconciliation of Net Loss to Adjusted EBITDA (b):
Net Loss	$(6,164)	$(4,573)	$(10,996)	$(4,897)
Add Back:
Income Tax Benefit	(685)	(2,008)	(4,297)	(1,809)
Interest Expense	2,642	2,671	7,927	8,102
Depreciation and Amortization	3,669	3,804	11,080	11,980
Share-based Compensation	52	146	250	635
Environmental Remediation Charge	6,000	—	6,000	—

Adjusted EBITDA	$5,514	$40	$9,964	$14,011

(a)	Segment EBITDA is defined as segment operating income (loss) plus depreciation and amortization.
(b)	Adjusted EBITDA is defined as net income (loss) before income tax expense (benefit), interest expense, depreciation and amortization, share-based compensation and environmental remediation charges (if any).

Segment EBITDA and Adjusted EBITDA are not financial measures calculated in accordance with GAAP and should not be considered as an alternative to income (loss) from operations as performance measures. Each EBITDA measure is presented solely as a supplemental disclosure because management believes that each is a useful performance measure that is widely used within the industries in which we operate. In addition, EBITDA measures are significant measurements for covenant compliance under our credit facility. Each EBITDA measure is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.

# # #

Page 13 of Exhibit 99.1